Exhibit 99.1

4 Parkway North, Suite 400
Deerfield, IL 60015

Contact:	Dan Swenson Treasurer
847-405-2515 - dswenson@cfindustries.com
Chris Close Director, Corporate Communications
847-405-2542 - cclose@cfindustries.com

CF Industries Declares Five-for-One Stock Split

DEERFIELD, Illinois-(Business Wire) - May 15, 2015: CF Industries Holdings, Inc. (NYSE: CF) announced today that its Board of Directors has declared a five-for-one split of the company’s common stock to be effected in the form of a stock dividend. Stockholders of record as of the close of business on June 1, 2015 will receive four additional shares of common stock for each share of common stock they own. Shares issued pursuant to the stock split will be distributed on June 17, 2015. The company expects that its common stock will begin trading on a split-adjusted basis on June 18, 2015.

“Today’s announcement is the result of CF Industries’ strong financial and share price performance and reflects our outlook for the future growth in shareholder value,” said Tony Will, president and chief executive officer, CF Industries Holdings, Inc.

This will be the company’s first stock split since its initial public offering in 2005.

About CF Industries Holdings, Inc.
CF Industries Holdings, Inc., headquartered in Deerfield, Illinois, through its subsidiaries is a global leader in the manufacturing and distribution of nitrogen products, serving both agricultural and industrial customers. CF Industries operates world-class nitrogen manufacturing complexes in the central United States and Canada and distributes plant nutrients through a system of terminals, warehouses, and associated transportation equipment located primarily in the midwestern United States. The company also owns 50 percent interests in GrowHow UK Limited, a plant nutrient manufacturer in the United Kingdom; an ammonia facility in The Republic of Trinidad and Tobago; and KEYTRADE AG, a global plant nutrient trading organization headquartered near Zurich, Switzerland. CF Industries routinely posts investor announcements and additional information on the company’s website at www.cfindustries.com and encourages those interested in the company to check there frequently.

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